Exhibit 10.3A

NPS PHARMACEUTICALS, iNC.
CHANGE IN CONTROL SEVERANCE PAY PLAN

Adopted by the Board of Directors

August 8, 2007

   Introduction. The purpose of the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan (the "Plan") is to provide severance benefits to eligible employees of NPS Pharmaceuticals, Inc. and its subsidiaries (collectively "Company") when there has been a "change in control" of the Company resulting in the eligible employee's job prospects being "materially altered." This Plan replaces any prior severance policy or other policy or practice under which severance benefits have been provided to employees of the Company, except as provided in Section 13 herein. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.

   Effective Date. The effective date of the Plan is January 1, 2005.

   Term. The Plan shall be in effect until terminated by the Company.

   ERISA. For Covered Employees in the United States, the Plan is intended to be, and shall be, administered and maintained as, a welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended.

   Employment Standards Act. For Covered Employees in Canada, the Plan is intended to provide the severance benefits required under the Canadian Employment Standards Act, as amended from time to time ("Employment Standards Act"). To the extent that any provisions of the Plan conflict with the Employment Standards Act, the Employment Standards Act shall govern Covered Employees in Canada.

   Important Terms. The following words and phases shall have the following respective meanings unless the context clearly indicates otherwise:

  6.1    "Administrator" means the Company, acting through its General Counsel, or such other person appointed by the Board.

  6.2    "Base Pay" means the Covered Employee's annual regular straight-time salary as in effect on the date of termination of employment.

  6.3    "Board" means the Board of Directors of the Company.

  6.4    "Cause" means (i) an act of material dishonesty by the Covered Employee in connection with the Covered Employee's responsibilities as an employee, (ii) the Covered Employee's conviction of, or plea of nolo contendere to, a felony, (iii) the Covered Employee's gross misconduct in connection with the Covered Employee's responsibilities as an employee, (iv) the Covered Employee's violation of the Company's written policies and procedures; or (v) the Covered Employee's continued failure to perform his or her responsibilities as an employee after the Covered Employee has received a written demand for such performance.

  6.5    "Change in Control" means (i) a dissolution or liquidation or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise; (iv) a strategic corporate event, such as a merger or acquisition, where the Company is technically the surviving entity, but which the

  Board determines in its sole discretion that other elements of a Change in Control are present, i.e., a substantial change in the management team or composition of the Board; (v) a transaction which the Board determines in its sole discretion to constitute a Change in Control of the Company: or (vi) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged. A Change in Control does not include the occurrence of an event described in (i), (ii), (iii) or (iv) where the sole parties to the event are NPS Pharmaceuticals, Inc. and one of its subsidiaries.

  6.6    "Company" means NPS Pharmaceuticals, Inc., a Delaware corporation, and any of its wholly owned subsidiaries and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

  6.7    "Covered Employee" means a regular full-time employee of the Company who is paid at Grade 9 or above of the Company's Compensation Structure for Executives and Non-Executives.

  6.8    "Full-Time Employee" means those employees whose employment status is expected to last four consecutive months or longer working 80 percent or more of the normal possible annual working hours for that position.

  6.9    "Determination Period" means the time period, not to exceed twenty-four (24) months, beginning on the date of the Change in Control.

  6.10    "Involuntary Termination" means the Company's termination of employment of the Covered Employee after a Change in Control other than for Cause.

  6.11    "Materially Altered" means without the Covered Employee's written consent, (i) a material reduction in the Covered Employee's authority, duties or responsibilities relative to the Covered Employee's authority, duties or responsibilities in effect prior to such reduction where such reduction was imposed without Cause, (ii) a material diminution in the Covered Employee's base compensation, where such reduction was imposed without Cause, or (iii) a material change in the geographical relocation at which the Covered Employee must perform his or her duties as an employee of the Company.

  6.12    "Plan" means the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan, as set forth in this document, and as hereafter amended from time to time.

  6.13    "Release Period" means the forty-five (45) day period, commencing on the date of the Covered Employee's Separation from Service, by which he or she must sign the Release in order to receive a Severance Benefit, as provided in Exhibit B.

  6.14    "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended. This Plan is intended to comply with all of the requirements of Section 409A and any regulatory, administrative or judicial guidance thereunder and shall be administered and interpreted in accordance with those requirements.

  6.15    "Separation from Service" means separation from Service as defined under Section 409A.

  6.16    "Severance Benefit" means the compensation and other benefits the Covered Employee will be provided pursuant to Section 8.

  6.17    "Severance Period" means the time period, not to exceed twenty-four months, beginning on the date of a Covered Employee's Separation from Service as a result of an Involuntary Termination or the Covered Employee's job prospects being Materially Altered as a result of a Change in Control. The Severance Period for each job classification is set forth on Exhibit A.

  6.18    "Short Term Incentive" means the target percentage of the Covered Employee's Base Salary in the Short Term Incentive Plan as determined by the Company in effect on the date of termination of employment. It does not include the short term incentive earned but not paid prior to the Covered Employee's date of termination.

  6.19    "Total Cash Compensation Target" means the Covered Employee's Annual Base Pay and target Short Term Incentive divided by twelve (12) months and multiplied by the number of months of the Covered Employee's Severance Period.

   Eligibility for Severance Benefit. An individual is eligible for the Severance Benefit under the Plan, in the amount set forth in Section 8 and for the duration set forth in Exhibit A, only if he or she is a Covered Employee on the effective date of a Change in Control.

   Severance Benefit.

  8.1.1    "Termination Following a Change in Control. Except as provided in Section 13, at any time within the Determination Period for a Covered Employee following a Change in Control (i) the Covered Employee's job prospects are Materially Altered followed by the termination of the Covered Employee's employment in accordance with the notice and cure requirements of this Section 8.1.1, or (ii) the Covered Employee's employment is Involuntarily Terminated, other than for Cause or death or permanent disability, then the Covered Employee may be entitled to his or her Severance Benefit under the Plan.

  In the instance of the Involuntarily Termination of the Covered Employee, other than for Cause or death or permanent disability, the Covered Employee shall be entitled to receive the Severance Benefit described in the remainder of this Section 8.1 from the Company, provided the Covered Employee signs the Release in a timely manner as provided in Section 8.2.

  In the instance of the Covered Employee's job prospects being Materially Altered, the Covered Employee must exercise his or her rights under the Plan by providing the Company with written notice that his or her job prospects have been Materially Altered within ninety (90) days of the date of such Material Alteration, upon the notice of which the Company will be provided a period of thirty (30) days during which it may remedy the condition giving rise to the Material Alteration of the Covered Employee's job prospects. In such instance, the Covered Employee's employment with the Company shall terminate following the expiration of the thirty (30) day cure period without the Company remedying the condition giving rise to the Material Alteration of the Covered Employee's job prospects, following which, provided the Covered Employee signs the Release in a timely manner as provided in Section 8.2, the Covered Employee will receive the following Severance Benefit from the Company:

  8.1.2    "Total Cash Compensation Target. Within 10 days of the completion of the Release Period, if the Covered Employee has executed and not revoked the Release as required by Section 8.2 herein and the return of the Company's property as required by Section 25 herein, the Covered Employee will be paid a lump sum single payment equal to his or her Total Cash

  Compensation Target; provided, however, that if the Covered Employee is a specified employee (as defined under Section 409A) as of his or her date of Separation from Service and the lump sum single payment equal to his or her Total Cash Compensation Target is determined to be nonqualified deferred compensation subject to Section 409A, then such payment shall be made on date which is the earlier of: (a) the date six months after the Covered Employee's Separation from Service, or (b) the date of the Covered Employee's death.

  8.1.3    "Covered Employees in Canada. For Covered Employees in Canada, the amount of severance pay for a Covered Employee whose severance pay is governed by the Employment Standards Act will be the greater of that determined under Section 8.1.1 or the amount required under the Employment Standards Act.

  8.1.4    "Continued Medical Benefits. If Covered Employee, and any spouse and/or dependents of Covered Employee ("Family Members"), has medical and dental coverage on the date of Covered Employee's termination of employment under a group health plan sponsored by the Company, the Company will reimburse Covered Employee for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 11611168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as "COBRA") for Covered Employee and his Family Members during the full term of the Severance Period (to the extent COBRA coverage lasts for the full term); provided, that the Company shall have no obligation to reimburse Covered Employee for the premium cost of COBRA coverage beginning on or after the date Covered Employee and his Family Members first become eligible to obtain comparable benefits from a subsequent employer.

  8.1.5    "Stock Option Accelerated Vesting and Extended Exercise Period. Provisions for acceleration of vesting upon a Change in Control as defined above may be found in the Company's Employee Stock Option Plans in effect on February 19, 2003 or thereafter, and options previously granted thereunder and then outstanding. Those Stock Option Plans and Options also provide for an extended time for exercise of such Options upon an Involuntary Termination initiated by the Covered Employee or a termination initiated by the Company in either case upon a Change in Control for Company employees generally and for Covered Employees in particular. The terms of such stock option plans and grants made thereunder remain in full force and effect.

  8.1.6    "Short Term Incentive Earned Prior to Date of Termination. In the event that the Covered Employee's date of termination is prior to the date that the amount of short term incentive earned by employees of the Company for that year is determined, if any, the Covered Employee will be entitled to receive, in addition to the Total Cash Compensation Target, a pro rata share of his or her actual short term incentive target for such year, if any, e.g., if the Covered Employee's date of termination is July 1, he or she will be entitled to receive 50% of his or her actual short term incentive. Such pro rata short term incentive payment will be paid according to the terms of the Company's compensation program in effect for the calendar year in which the Involuntary Termination of the Covered Employee occurs, but not later than March 15 of the calendar year after the calendar year of the Separation from Service of the Covered Employee. The Covered Employee's pro rata share of actual short term incentive for such year will be paid to the Covered Employee at the same time that it is paid to employees of the Company generally but not later than March 15 of the calendar year after the calendar year of the Separation from Service of the Covered Employee, regardless of the Covered Employee's date of termination of employment.

  8.1.7    "Additional Limitation. Anything in this Plan to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Covered Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the following provisions shall apply:

  If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Covered Employee on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Covered Employee shall be entitled to the full benefits payable under this Plan.

  If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

  For the purposes of this Section 8.1.7, "Threshold Amount" shall mean three times the Covered Employee's "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Covered Employee with respect to such excise tax.

  8.2    Release. As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of the termination of the Covered Employee's employment with the Company and its subsidiaries and affiliates, substantially in the form set forth on Exhibit B.

  8.3    Vacation and PTO Days. Any unused vacation or personal time off ("PTO") pay accrued as of a Covered Employee's date of Involuntary Termination will be paid at the time the Covered Employee receives his or her Total Cash Compensation Target payment. No Covered Employee may use any accrued but unused vacation or PTO pay to extend his or her Involuntary Termination date or to postpone or delay the start of his or her Severance Period.

   Withholding. The Company will withhold from any Severance Benefit all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

   Administration. The Company is the Administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the "named fiduciary" of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company's power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan, the authority to take such actions is subject to the prior approval of the Board.

   Eligibility to Participate. The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The chief executive officer of the Company will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

   Amendment or Termination. The Company reserves the right to amend or modify the Plan at any time, without advance notice to any Covered Employee, including but not limited to the Severance Periods set forth on Exhibit A. Notwithstanding the preceding, no amendment or modification of the Plan shall impair the rights of any Covered Employee, unless mutually agreed otherwise between the Covered Employee and the Company, which agreement must be in writing and signed by the Covered Employee and the Company. The Plan will continue until terminated on at least three months notice; provided, however, if there are any outstanding Determination Periods or Severance Periods on the date of termination, then the Plan will remain in effect until all Severance Benefits have been paid with respect to any such Determination Periods and Severance Periods. The Company shall not have the power to terminate the Plan on less than three months notice without the consent of the affected Covered Employees.

   Severance Agreements for Certain Covered Employees. Certain Covered Employees have previously entered into written severance agreements with the Company prior to December 1, 2004. Such Covered Employees will not be entitled to severance benefits under both the Plan and their written agreements. Within five (5) days of the Covered Employee's Involuntary Termination, the Covered Employee shall elect whether he or she will receive benefits under the written severance agreement or the Plan.

   Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator or his or her designee. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

   Appeal Procedure. If the claimant's claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.

   Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

   Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

   No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees, including Covered Employees, at any time, with or without cause.

   Applicable Law and Choice of Forum. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of Canada or the State of New Jersey. The Covered Employee agrees that any action brought under the Plan will be brought in the State of New Jersey.

   Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

   Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

   Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company by written agreement, by-laws, incorporation documents or state law.

   Breach and Attorneys' Fees. In the event that a Covered Employee breaches the waiver and release attached as Exhibit B, to the fullest extent permitted by law (including the Employment Standards Act), the Company shall be entitled to pursue all legal remedies against the Covered Employee and the Covered Employee shall be liable to the Company for its reasonable attorneys' fees and costs incurred in pursuing such legal remedies.

   Representations by the Company. Except as provided in Section 12 above, no employee, officer, director, or agent of the Company has the authority to alter, vary, modify, or waive the terms and conditions of the Plan. Except as provided in Section 13 above, no verbal or written representations that are in addition to or contrary to the terms of the Plan and its written amendments shall be binding on the Plan, the Administrator or the Company.

   Return of Company Property. All property of the Company, including but not limited to keys, credit cards, documents, records, office equipment, computers, cell phones, etc., must be returned by the Covered Employee to the Company within five (5) business days of the Covered Employee's Involuntary Termination in order for the Covered Employee to receive the Severance Benefit.

   Additional Information.

Plan Name:	NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan
Plan Sponsor:	NPS Pharmaceuticals, Inc. 550 Hills Drive, 3rd Floor Bedminster, NJ 07921 (908) 450-5300
Identification Numbers:	EIN: 87-0439579 PLAN: 501
Plan Year:	Calendar year
Plan Administrator:	NPS Pharmaceuticals, Inc. Attention: General Counsel 550 Hills Drive, 3rd Floor Bedminster, New Jersey 07921 (908) 450-5300
Agent for Service of Legal Process:	NPS Pharmaceuticals, Inc. Attention: General Counsel NPS Pharmaceuticals, Inc. 550 Hills Drive, 3rd Floor Bedminster, NJ 07921 (908) 450-5300

   Statement of ERISA Rights for U.S. Employees. Under ERISA, Covered Employees have certain rights and protections:

  27.1    You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan's annual report (IRS Form 5500). These documents are available for your review in the Company's Human Resources Department.

  27.2    You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

  27.3    In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries") have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 10 and 11 above.)

  27.4    Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

  27.5    In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

  27.6    If you have any questions regarding the Plan, please consult the Company's Human Resources Department. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.

EXHIBIT A

SEVERANCE PERIOD FOR EACH JOB CLASSIFICATION

SEVERANCE PERIOD FOR EACH JOB CLASSIFICATION

1. Employees in Grades 9-11: 9 Months Total Cash Compensation Target.

2. Non-Officer Vice Presidents (Tier 5): 12 Months Total Cash Compensation Target.

3. Officer Level Vice Presidents (Tiers 2-4): 18 Months Total Cash Compensation Target

4. Chief Executive Officer and Chief Operating Officer: 24 Months Total Cash Compensation Target

EXHIBIT B

WAIVER AND RELEASE AGREEMENT

WAIVER AND RELEASE AGREEMENT

  For good and valuable consideration (as provided in paragraph 2 below), ____________________ (hereinafter the "Employee"), with the intention of binding himself or herself and his or her heirs, executors, administrators and assigns, does hereby release NPS Pharmaceuticals, Inc. and its affiliates and subsidiaries and their affiliated companies, divisions, subsidiaries, successors, predecessors and assigns, and their respective present and former officers, directors, executives, agents, attorneys and employees (collectively the "Released Parties"), of and from any and all claims, actions, causes of action, demands, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, federal or state, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party arising out of or in any way connected with the Employee's employment relationship with the Released Parties, or the termination thereof, up to the date of this Waiver and Release Agreement ("Release"). Such claims include without limitation, any claims for severance or vacation or other benefits, unpaid wages, salary or incentive payment, breach of contract, wrongful discharge, or employment discrimination under any applicable federal, state or local statute, provision, order or regulation including, but not limited to, any claim under the Age Discrimination in Employment Act ("ADEA"). The Employee specifically waives any and all claims for back pay, front pay, or any other form of compensation, except as set forth herein.

  Notwithstanding the foregoing, the Employee does not waive rights, if any, the Employee may have to unemployment insurance benefits or workers' compensation benefits. The Employee does not waive any claims or rights under the ADEA which may arise from events occurring after the date of this Agreement.

  In reliance on the releases and agreements set forth herein and pursuant to the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan ("Plan"), the Employee shall receive the gross amount of ______________________________________________ ($__________), less applicable federal and state withholding taxes, in accordance with Section 8.1.1 of the Plan. The Employee acknowledges that he or she would not be entitled to the total amount provided herein without signing this Release.

  The Employee acknowledges and agrees that neither the Plan nor this Release is to be construed in any way as an admission of any liability whatsoever by any Released Party under any federal or state statute or the principles of common law, any such liability having been expressly denied.

  The Employee acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date of execution of this Release, filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or any court or tribunal, and that he or she will not do so at any time hereafter. The parties to this Release understand that the Employee does not waive any rights or claims that may arise after the date that this Release is executed.

  The Employee acknowledges and agrees that it continues to be bound by the confidentiality provisions of the Employee Agreement Concerning Invention Assignment, Non-Disclosure and Non-Competition.

  In the event that the Employee breaches this Release, to the fullest extent permitted by law (including the Employment Standards Act), the Company shall be entitled to pursue all legal remedies against the Employee and the Employee shall be liable to the Company for its reasonable attorneys' fees and costs incurred in pursuing such legal remedies.

  The Employee acknowledges that he or she has forty-five (45) days, commencing on the first day after his or her Separation from Service with the Company, to sign this Release (the "Release Period"), and that, if signed and not subsequently revoked, this Release becomes effective and enforceable on the first business day after the Release Period.

  The Employee further declares and represents that he or she has carefully read and fully understands the terms of this Release and the Plan, that he or she has been given not less than forty-five (45) days, commencing on the date of the Employee's Separation from Service, to consider this Release and, if applicable, the statistical data provided to him or her, that he or she has been advised to seek, and has had the opportunity to seek, the advice and assistance of counsel with regard to this Release and the terms of the Plan, and that he or she knowingly and voluntarily, of his or her own free will, without any duress, being fully informed and after due deliberate thought and action, accepts the terms of and signs this Release as his or her own free act. In addition, once an Employee has filed this Release, he or she shall be given an additional period of seven days during which he or she may revoke the executed Release, even if this has the effect of extending the seven-day revocation period beyond the above-referenced 45-day period.

  The Employee acknowledges and understands that he or she may revoke a signed Release at any time within the Release Period by sending a written notice of revocation to General Counsel, NPS Pharmaceuticals, Inc., 550 Hills Drive, 3rd Floor,Bedminster, NJ 07921 New Jersey 07054. The Employee further understands that if he or she revokes this Release, it shall not be effective or enforceable and he or she will not receive any payments or other benefits provided for in the Plan. A signed and unrevoked Release shall not become effective or enforceable until the Release Period has expired, but shall be final and binding on the next day after the last day of the Release Period.

DATED this ____ day of ______, 200__.

_______________________________________
[Employee]

The foregoing instrument was acknowledged before me this ____ day of _____, 200__, by [Employee].

_______________________________________
NOTARY PUBLIC
Residing at: _______________________